Exhibit 10.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the “Agreement”) is entered into in April 3, 2025, by and between HUMBL, Inc. (“HUMBL”), a Delaware corporation; and MultiCortex LLC (“MultiCortex”), a Delaware limited liability company.

Hereinafter collectively referred to as the “Parties.”

WHEREAS:

●	The Parties have a mutual interest in consolidating efforts to foster the development and commercialization of a federated LLM system, known as the “Forest of Algorithms,” as well as expanding the commercialization of MultiCortex products in the North American market;

●	The “Forest of Algorithms” is an innovative technology capable of integrating different Artificial Intelligence (AI) systems efficiently and accurately;

●	MultiCortex has proven expertise in High-Performance Computing (HPC) and AI;

●	HUMBL has expressed interest in partnering with MultiCortex to support the completion of the development and expansion of the “Forest of Algorithms” technology; and

●	This subscription will take place in the United States and will be exclusively aimed at financing MultiCortex’s North American operations.

NOW, THEREFORE, the Parties agree as follows:

1. Formation of the Joint Venture

1.1 The Parties hereby establish a Joint Venture (the “JV”) using MultiCortex’s existing Delaware limited liability company structure.

1.2 The corporate structure of the JV shall be defined as follows:

●	HUMBL shall hold 51% of the JV’s share capital;

●	Bruno Ghizoni, founding partner of MultiCortex, shall hold 24.5% of the JV’s share capital and will also exercise operational control of the entity;

●	Alessandro Faria, founding CTO of MultiCortex, shall hold 24.5% of the JV’s share capital and will also be responsible for the operational control of the entity.

2. Objectives of the Joint Venture

2.1 The primary objective of the JV is to complete the development and commercialization of the federated LLM system known as the “Forest of Algorithms,” as well as to expand the commercial presence of MultiCortex products in the North American market, primarily through B2B negotiations.

3. Share Subscription

3.1 HUMBL commits to allocating 15% of the funds from the next public offering under Regulation A to MultiCortex, capitalizing this JV with $3,000,000.00.

3.2 If within 12 months HUMBL does not reach the funding amount mentioned in section 3.1, HUMBL shall have the option to invest the difference between the amount already contributed and the remaining balance directly into the JV, or adjust the shareholding structure in favor of Bruno Ghizoni and Alessandro Faria, in proportion to the amount yet to be contributed, based on the valuation established in this agreement.

3.3 To ensure the JV’s financial health, until the investment in section 3.1 is finalized, entrepreneurs Bruno Ghizoni and Alessandro Faria shall use the company’s entire cash flow to cover operational expenses.

3.3.1 After the completion of the investment in section 3.1, a board shall be established as outlined in section 4.

3.3.2 Once the company reaches break-even, MultiCortex shall distribute dividends quarterly, in the proportion of 10% to HUMBL, 5% to Alessandro Faria, and 5% to Bruno Ghizoni, while 80% will be reinvested in the operation.

3.4 HUMBL also agrees to issue, within 15 days, $100,000.00 worth of HUMBL common stock in favor of entrepreneurs Bruno Ghizoni and Alessandro Faria and provide full support for the negotiation and monetization of these shares.

3.4.1 HUMBL’s obligations pursuant to section 3.1 are subject to MultiCortex’s compliance with the terms and conditions of this Agreement, the truthfulness of all representations and warranties contained herein, and the issuance of 51% of MultiCortex’s membership interests to HUMBL.

3.5 MultiCortex agrees to expand its portfolio of products available on the AWS Marketplace, aiming to increase visibility and maximize business opportunities in the North American market.

3.6 The Parties commit to making their best efforts to ensure the success of the share subscription, promoting engagement with potential investors and strategic partners.

3.7 The Parties also agree to approve, within six months, a performance-based stock compensation plan for the entrepreneurs.

3.8 Subsequently, a corporate restructuring shall be carried out so that MultiCortex Brazil becomes a subsidiary of MultiCortex.

4. Management and Control

4.1 Alessandro Faria and Bruno Ghizoni shall exercise operational control of the JV, being responsible for the management of daily activities, technical decision-making, and project execution.

4.2 HUMBL shall have the right to appoint the majority of the JV’s Board of Directors, ensuring proper strategic oversight and alignment with HUMBL’s institutional interests.

4.3 The accounting and auditing functions of MultiCortex shall be paid by the company itself. MultiCortex may use HUMBL’s accountant and auditor or choose one of its preference, provided they have a proven track record and lower costs.

5. Intellectual Property (IP)

5.1 The intellectual property developed by the company, particularly the “Forest of Algorithms” technology, biometric systems, and computer vision, is the exclusive property of MultiCortex and is not subject to any claims, liens, or encumbrances.

6. Confidentiality

6.1 The Parties agree to maintain absolute confidentiality regarding all technical, commercial, and strategic information shared or developed within the context of this partnership.

7. Governing Law

7.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, United States of America.

8. Dispute Resolution

8.1 Any disputes or controversies arising from this Agreement shall preferably be resolved through mediation or arbitration procedures in accordance with Delaware law.

9. Press Release and Public Announcement

9.1 The Parties agree to jointly promote an official public announcement, highlighting the formation of the JV, the strategic vision for the federated LLM system, and the expected impact on the AI market.

IN WITNESS WHEREOF, the Parties have executed this instrument on the date set forth above.

Thiago Moura
CEO, HUMBL, Inc.

Bruno Ghizoni
CEO, MultiCortex LLC

Alessandro Faria
CTO, MultiCortex LLC